                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Northern Trust Corporation of our report dated February 11, 1994 relating to the financial statements of Hazlehurst & Associates, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE
Atlanta, Georgia
March 14, 1994